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                                                                    Exhibit 99.1

                LESCO ANNOUNCES COMPLETION OF DEBT RESTRUCTURING

CLEVELAND, Jan. 5 /PRNewswire-FirstCall/ -- LESCO, Inc. (Nasdaq: LSCO), a leading specialty provider of products for the professional green and pest control industries, announced that on December 31, 2003 it completed its previously disclosed debt restructuring, including:

     - The sale of its receivables portfolio to GE Business Credit Services for approximately $58 million.

     - The refinancing of LESCO's previous bank loan facilities with a new three-year $50 million revolving credit facility.

     - The buy-out and termination of its interest rate swap agreement for $1.3 million.

     - The buy-back of its outstanding preferred stock for $1.7 million.

"We are pleased to have completed this multi-faceted debt restructuring project prior to year-end," stated Michael P. DiMino, president and chief executive officer. "We are excited by our new agreements with GE Business Credit Services and PNC, which together, allow us to significantly reduce our long-term debt, increase our financial flexibility, but even more importantly, continue to self-finance new Service Center openings."

The final values of the cash received and the one-time charge associated with the sale of the accounts receivable portfolio are subject to resolution of certain contingencies. The one-time charge, prior to the resolution of the contingencies, is now estimated to be approximately $5.5 million. To the extent that the contingencies, which total $1.6 million, are resolved through the collection of the underlying accounts receivable, the amount of cash received from the sale of the receivables portfolio will increase and, conversely, the amount of the one-time charge will decrease. Details of the transactions and the associated charges will be provided during the Company's fourth quarter 2003 earnings conference call the week of February 23, 2004.

About LESCO, Inc.

LESCO distributes product through nine hubs and serves more than 130,000 customers worldwide, through 247 LESCO Service Centers(R), 72 LESCO Stores-on-Wheels(R), and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release relating to the amount of the charge associated with the sale of the accounts receivable portfolio and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable. For a further discussion of risk

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factors, investors should refer to the Company's Securities and Exchange
Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2002.

     Contact:
     Jeffrey L. Rutherford
     Sr. Vice President & Chief Financial Officer
     LESCO, Inc.
     (440) 783-9250
SOURCE LESCO, Inc.
    -0-                             01/05/2004
    /CONTACT: Jeffrey L. Rutherford, Sr. Vice President & Chief Financial Officer of LESCO, Inc., +1-440-783-9250/
    /Web site:  http://www.lesco.com/
    (LSCO)